EXHIBIT 12

                            HERSHEY FOODS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (in thousands of dollars except for ratios)
                                   (Unaudited)


                                                           For the Three Months Ended
                                                           --------------------------
                                                            April 4,       April 5,
                                                             1999           1998
                                                           ---------      ---------
Earnings:

    Income before income taxes                             $341,579(a)    $123,660

    Add (deduct):

         Interest on indebtedness                            19,342         23,639
         Portion of rents representative of the
           interest factor (b)                                3,117          3,296
         Amortization of debt expense                           121            152
         Amortization of capitalized interest                   806            885
                                                           --------       --------

              Earnings as adjusted                         $364,965       $151,632
                                                           ========       ========

Fixed Charges:

         Interest on indebtedness                          $ 19,342       $ 23,639
         Portion of rents representative of the
           interest factor (b)                                3,117          3,296
         Amortization of debt expense                           121            152
         Capitalized interest                                   209            600
                                                           --------       --------

              Total fixed charges                          $ 22,789       $ 27,687
                                                           ========       ========

Ratio of earnings to fixed charges                            16.01           5.48
                                                           ========       ========


NOTE:

(a) Includes a gain of $243.8 million on the sale of the Corporation's pasta business.

(b) Portion of rents representative of the interest factor consists of one-third of rental expense for operating leases.

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